SCHEDULE 13G
CUSIP NO. 61748W108

Exhibit 1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to 1,699,960 shares of Common Stock of Morgans Hotel Group Co. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on April 25, 2008.

/s/ Todd M. W. Turall
Todd M. W. Turall, as Attorney-in-fact for Michael A. Roth*

/s/ Brian J. Stark
Brian J. Stark

* Pursuant to that certain Power of Attorney incorporated by reference to the Schedule 13G filed on behalf of Michael A. Roth on March 22, 2006.